                                ESCROW AGREEMENT


PARTIES:                    JDR HOLDINGS, INC.
                            a Delaware corporation ("JDR")
                            500 N. Franklin Turnpike
                            Ramsey, NJ  07446

                            NCO GROUP, INC.
                            a Pennsylvania corporation ("NCO")
                            515 Pennsylvania Avenue
                            Fort Washington, PA 19034

                            THE CHASE MANHATTAN BANK ("Escrow Agent")
                            450 West 33rd Street
                            New York, NY 10001

DATE:                       March 31, 1999


                                   BACKGROUND

         A. JDR, NCO and JDR Acquisition Inc. ("Newco") are parties to an Amended and Restated Agreement and Plan of Reorganization dated as of November 1, 1998 ("Reorganization Agreement"), and a related Amended and Restated Plan of Merger dated as of November 1, 1998 ("Plan of Merger") providing for the merger (the "Merger") of Newco with and into JDR with the conversion of each outstanding share of JDR Stock (as defined in the Reorganization Agreement) into immediately deliverable shares of NCO Stock (as defined in the Plan of Merger) and the right to receive additional shares of NCO Stock held by the Escrow Agent under this Agreement. NCO will deliver to the Escrow Agent shares of NCO Stock ("Escrowed Stock") as is equal to six percent (6%) of the total NCO Stock to be issued to the stockholders of JDR (the "Stockholders" or the "JDR Stockholders") in exchange for their shares of JDR Stock in accordance with the terms of the Plan of Merger (5% of the total NCO Stock is to be issued in the Merger and put into escrow hereunder is hereinafter referred to as the "Base Escrow Fund" and 1% of the total NCO Stock to be issued in the Merger and put into escrow hereunder is hereinafter referred to as the "Tax Escrow Fund".).

         B. JDR and NCO have delivered to the Escrow Agent Exhibit A attached hereto setting forth a list of the names and addresses of JDR's Stockholders showing as to each the number of shares of NCO Stock (including fractional shares) deposited in the Base Escrow Fund and the Tax Escrow Fund in respect of the shares of JDR Stock owned by such Stockholders.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Stockholder Accounts.

            a. The Escrowed Stock shall be held of record in the name of the Escrow Agent as escrow agent for the purposes of this Agreement. The Escrow Agent shall maintain records and an account for each Stockholder showing the number of shares deposited hereunder in respect of the shares of JDR Stock owned by each such Stockholder. As soon as practicable after the effective date of the Merger determined pursuant to the Plan of Merger (the "Effective Date"), the Escrow Agent shall mail to each Stockholder a statement showing the number of shares of Escrowed Stock held by the Escrow Agent for such Stockholder. Unless the Escrow Agent is notified to the contrary by NCO, the Effective Date shall be March 31, 1999. Subsequent statements shall be distributed following any distributions pursuant to Section 2.b hereof.

            b. At all times prior to the distribution of any Escrowed Stock to NCO hereunder, all income earned on and all dividends or other distributions paid with respect to any of the Escrowed Stock or Escrowed Cash, shall be the sole property of the JDR Stockholders as their respective interests are set forth herein, and the JDR Stockholders shall have the right to vote all Escrowed Shares as their respective interests are set forth herein at all meetings of shareholders of NCO.

         2. Distribution of Escrowed Stock. The Escrow Agent shall distribute the Escrowed Stock as follows:

            a. In accordance with the mutual written direction of NCO and the Stockholder's Agents.

            b. When payment of any claim for indemnification becomes due under
Section 14 of the Reorganization Agreement, NCO shall forward to the Escrow Agent with a copy to the Stockholder's Agents a notice ("Payment Notice") setting forth the amount of shares and/or Escrowed Cash (as defined in Section
3) to which NCO is entitled ("Claim Amount") and provide evidence to the Escrow Agent of the receipt by the Stockholder's Agent (as provided for in Section 13 hereof) of the Payment Notice. The Claim Amount shall be applied against all Stockholders' accounts maintained by the Escrow Agent on a pro rata basis based upon the amounts of Escrowed Stock initially deposited therein as indicated on Exhibit A hereto. The Escrow Agent within 10 business days thereafter shall deliver to NCO a certificate representing such number of shares of NCO Stock, rounded downward to the nearest whole share, valued at the Valuation Price (as defined below), equal to the amount specified in the Payment Notice allocated by the Escrow Agent to accounts containing Escrowed Stock; provided that such delivery shall only occur if either (i) the Escrow Agent has not received notice from the Stockholder's Agents of its intention to contest the Claim Amount within 7 business days after Escrow Agent and the Stockholder's Agents receive NCO's Payment Notice or (ii) the Payment Notice is accompanied by either a final judgment or order or a settlement agreement determining the amount of shares and/or Escrowed Cash owed, and provided further, that all indemnification claims under Section 14 of the Reorganization Agreement other than indemnification claims made with respect to JDR sales and use tax liability claims ("Tax Claims") shall be paid only from the Base Escrow Fund and all Tax Claims shall be paid only from the Tax Escrow Fund as indicated in the Payment Notice. In the event that the value of the Escrowed Stock in an account is insufficient to pay the allocable portion of the Claim Amount, the Escrow Agent shall not be entitled to make up any deficiency from any other account. Notwithstanding any other provisions of this Agreement, the aggregate amount of all Claims to which NCO is entitled shall not exceed, with respect to the Base Escrow Fund, the product of the Valuation Price and the number of shares of NCO Stock initially deposited in the Base Escrow Fund and, with respect to the Tax Escrow Fund, the product of the Valuation Price and the number of shares of NCO Stock initially deposited in the Tax Escrow Fund.

            c. On the one year anniversary of the Effective Date (the "Termination Date"), the Escrow Agent shall distribute to the Stockholders the remaining shares and remaining Escrowed Cash held in the Base Escrow Fund (less a number of shares as indicated to the Escrow Agent in writing by NCO and Stockholder's Agents (as defined in Section 13) equal to the aggregate of the fractional share interests to which NCO is entitled by reason of the deposit by NCO of an excess fractional share hereunder or by reason of distribution to NCO of less than the Claim Amount specified in a Payment Notice, which shall be distributed to NCO) less the shares and/or Escrowed Cash having a total value, based upon the Valuation Price, equal to the aggregate amount set forth in any then outstanding claim notices ("Pending Claim Amount") delivered under Section 14 of the Reorganization Agreement ("Claim Notices"). For this purpose the amount set forth in any outstanding Claim Notices shall be allocated among accounts in the same manner as set forth in Section 2.b hereof.

            d. After the Termination Date, upon resolution of each remaining outstanding Claim Notices in accordance with the procedure set forth in Section 2.b with respect to Payment Notices, the Escrow Agent shall distribute to the Stockholders the remaining shares and Escrowed Cash held in the Base Escrow Fund (less a number of shares as indicated to the Escrow Agent in writing by NCO and Stockholder's Agents equal to the aggregate of the fractional share interests to which NCO is entitled by reason of the deposit by NCO of an excess fractional share hereunder or by reason of distribution to NCO of less than the Claim Amount specified in a Payment Notice, which shall be distributed to NCO) less the shares and/or Escrowed Cash having a total value, based upon the Valuation Price, equal to the aggregate amount set forth in any then outstanding Claim Notices. For this purpose the amount set forth in any outstanding Claim Notices shall be allocated among accounts in the same manner as set forth in Section 2.b hereof.

            e. On the date Tax Claims have been resolved and satisfied with applicable taxing authorities or the applicable portion of the statute of limitations has run, the Escrow Agent shall distribute to the Stockholders the remaining shares and the remaining Escrowed Cash held in the Tax Escrow Fund (less a number of shares as indicated to the Escrow Agent in writing by NCO and Stockholder's Agents equal to the aggregate of the fractional share interests to which NCO is entitled by reason of the deposit by NCO of an excess fractional share hereunder or by reason of distribution to NCO of less than the Claim Amount specified in a Payment Notice, which shall be distributed to NCO).

            f. No fractional shares of NCO Stock shall be distributed by the Escrow Agent. In lieu of the distribution of fractional shares, the number of shares of NCO Stock to be distributed to each Stockholder in accordance with this Agreement shall be rounded off to the nearest whole number of shares of NCO Stock by NCO.

         3. Valuation of Escrowed Stock. Except as otherwise expressly provided for, the value of each share of the Escrowed Stock for purposes of this Agreement shall be the arithmetic average of the last reported sale prices ("Valuation Price") of one share of NCO Stock, as reported on the Nasdaq National Market during the ten (10) trading days ending on and including the trading day one day before the Effective Date (as defined in the Reorganization Agreement). The parties agree that the Valuation Price is $33.81875.

         4. Exchange of Collateral. A Stockholder may, at its or his option, deposit with the Escrow Agent an equivalent value of cash ("Escrowed Cash") in exchange for all or any portion of the Escrowed Stock in such Stockholder's account. The equivalent value of the cash will be based on the last reported sale price of NCO common stock, as reported on the Nasdaq National Market, on the day that the cash is surrendered in substitution for the Escrowed Stock ("Exchange Value"); provided, however, no substitution hereunder may be permitted or made if the Exchange Value is less than the Valuation Price. In any such case, references to the Escrowed Stock and distributions thereof shall be deemed to refer instead to the Escrowed Cash and distributions thereof. The Escrowed Cash shall be held in such investment suitable for escrow accounts as NCO, Escrow Agent and such Stockholder shall reasonably agree.

         5. Resignation and Removal of Escrow Agent. The Escrow Agent may resign at any time or be removed by the mutual consent of NCO and the Stockholder's Agents upon notice given at least 30 days prior to the effective date of such resignation or removal; provided, however, that no resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent shall be effective until the acceptance of appointment by a successor Escrow Agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, and the failure of NCO and the Stockholder's Agents to agree upon a successor Escrow Agent within 30 days after the receipt of notice of such resignation or removal, NCO shall have the right to appoint a successor Escrow Agent which shall be a commercial bank or trust company having a combined capital and surplus of at least $100,000,000. Any successor Escrow Agent, whether appointed by the mutual agreement of NCO and the Stockholder's Agents or otherwise, shall execute and deliver to the predecessor Escrow Agent an instrument accepting such appointment, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

         6. Liability of Escrow Agent; Expenses. The Escrow Agent shall have no liability or obligation hereunder except for its willful misconduct or gross negligence. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of any of the provisions hereof or of the Reorganization Agreement or of its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinion or instruction of such counsel. The fees and expenses of the Escrow Agent charged and incurred in performing its obligations hereunder shall be borne by NCO. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which such compensation shall be paid by NCO. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from NCO.

         7. Indemnification of Escrow Agent. Subject to Section 6 hereof, each of NCO and the Stockholders, severally and not jointly, hereby indemnify and hold harmless Escrow Agent from and against, one-half of any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of Escrow Agent. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

         8. Notices. All notices, consents, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid. Notices may also be given by prepaid facsimile and shall be effective on the date transmitted if confirmed telephonically immediately thereafter and within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notwithstanding the foregoing, notices to the Escrow Agent shall be deemed given on the date received by the Escrow Agent.

         Notices to JDR shall be sent to JDR's address stated on page one of this Agreement to the attention of its president and notices to the Stockholders shall be sent to their most recent addresses of record with NCO or its transfer agent. Notices to NCO shall be sent to NCO's address stated on page one of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer.

         Notices to the Escrow Agent (including any Payment Notice) shall be sent to:

                  The Chase Manhattan Bank
                  450 West 33rd Street
                  New York, NY 10001
                  Attention:  Joseph Morales
                              Escrow Administration, 10th Floor
                  Fax:  (212) 946-8156

                  with copies to NCO and the Stockholders (at their respective addresses set forth in the Reorganization Agreement).

         Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 8, provided that any such change of address notice shall not be effective unless and until received.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws and any action brought hereunder involving the Escrow Agent shall be brought in the federal or state courts located in the County of New York, State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts. In any action not involving the Escrow Agent, the provisions of Section 15.16 of the Reorganization Agreement shall be controlling.

         10. Assignment; Binding Effect. The rights of the Stockholders hereunder are personal and may not be assigned or otherwise transferred except by operation of law. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         11. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

         12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except by written amendment.

         13. Right of Stockholder's Agent to Act for Former JDR Stockholders. Each of the JDR Stockholders expressly grants to David D'Anna and Advanta Partners LP, or their respective designees (collectively the "Stockholder's Agents") the full power and authority to represent such JDR Stockholder for the purpose of handling claims under and pursuant to this Escrow Agreement including settling all disputes related thereto, provided that nothing herein shall have the effect of treating any JDR Stockholder differently from any other. Any action by the Stockholder's Agents shall be valid only if authorized by both such agents. JDR agrees to indemnify, defend and hold harmless the Stockholder's Agent from any and all costs, expenses, damages or liabilities of any kind whatsoever (including legal fees) arising by virtue of their services as Stockholder's Agent hereunder.

         14. Certain Procedures With Respect to Escrow Agent.

            a. In the event written instructions are given (other than in writing at the time of execution of the Agreement), by or on behalf of NCO or the Stockholder's Agents, whether in writing, by telecopier or otherwise pursuant to this Agreement, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit C hereto, as applicable, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated who confirms such written instructions. The persons and telephone numbers for call-backs may be changed only in a writing actually who confirm such written instructions received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

            b. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

                        [SIGNATURES APPEAR ON NEXT PAGE]

         WITNESS THE DUE EXECUTION AND DELIVERY OF THIS ESCROW AGREEMENT AS OF THE DATE FIRST STATED ABOVE.

JDR HOLDINGS, INC.                              NCO GROUP, INC.


By: /s/ David E. D'Anna                         By: /s/ Michael J. Barrist
    -----------------------                         ---------------------------
    Name:  David E. D'Anna                          Name:  Michael J. Barrist
    Title: CEO                                      Title: CEO


                                                ESCROW AGENT:
                                                THE CHASE MANHATTAN BANK


                                                By: /s/ John Sciacchitano
                                                    ---------------------------
                                                    Name:  John Sciacchitano
                                                    Title: Vice President

EXHIBIT A:*         List of JDR Stockholders and Escrowed Stock

EXHIBIT B:*         Compensation of Escrow Agent

EXHIBIT C:*         Persons and Telephone Number(s) for Instruction Confirmation


*Exhibits to be supplied to the SEC upon request.